Exhibit 99.1

WaferGen Bio-systems Reports Results for First Quarter 2016

First Quarter Revenues Represent 68% Growth over First Quarter 2015

Company Reiterates Full-Year 2016 Revenue Guidance That Reflects 67% to 81% Growth over Full-Year 2015 Revenues

FREMONT, California – May 10, 2016 – WaferGen Bio-systems, Inc. (NASDAQ: WGBS), a life sciences company focused on developing and commercializing technology platforms for genomic solutions, announced today its financial results for the first quarter ended March 31, 2016.

Key Recent Highlights

•	Placed two ICELL8™ Single-Cell Systems in Europe - one to European Molecular Biology Laboratory (EMBL) and the second to Karolinska Institutet, in the first quarter of 2016

•
Presented results from Genentech, Karolinska Institutet, National Jewish Health, and MD Anderson Cancer Center highlighting ICELL8™ Single-Cell System performance at the Advances in Genome Biology and Technology (“AGBT”) 2016 General Meeting

•
Signed a supply agreement with PathAdvantage Associated, a leader in specialized gynecologic pathology and molecular testing services to the Texas medical community.  PathAdvantage will utilize SmartChip™ Real-Time PCR solutions to provide their clinicians and patients with valuable microorganism identification testing

•	Closed the three months ended March 31, 2016, with $10.9 million in cash, which WaferGen believes is sufficient to fund operations into 2017

“The first quarter was another strong one for WaferGen,” said Rollie Carlson, Ph.D., President and Chief Executive Officer of WaferGen. “We have placed four ICELL8 Single-Cell Systems since our initial launch in October of 2015, and are extremely pleased with our sales pipeline. Based on the feedback we are receiving from potential customers, leading biopharmaceutical companies and academic institutions, the demand for our ICELL8 Single Cell System is strong. Another key indicator for our business is our first quarter performance in Europe, where we generated more revenues during the first three months of the year than we did over the entire course of 2015. Based on all of this, as well as the continued strong performance from our base business, we continue to expect full-year 2016 revenues to be in the range of $12 million to $13 million.”

First Quarter Ended March 31, 2016

Total revenue for the three months ended March 31, 2016, comprising product, license and royalty revenue, was approximately $1.9 million, compared to approximately $1.1 million for the prior year period. This was driven primarily by an $867,000, or 85%, increase in product revenue. The increase in product revenue was primarily attributable to increases for the three months ended March 31, 2016, in sales of WaferGen’s SmartChip capital equipment, with revenue up 465% from the comparable 2015 period, and sales from the Apollo business, with revenue up 85% from the comparable 2015 period. License and royalty revenue, at $42,000 in the three months ended March 31, 2016, decreased 66% from the prior year period.

Gross profit and gross profit margin in the first quarter of 2016 were approximately $1.1 million and 56%, respectively, compared to gross profit and gross profit margin of $732,000 and 64%, respectively, in the first quarter of 2015.

Operating expenses in the three months ended March 31, 2016, increased by $80,000 to $5.4 million, compared to $5.3 million for the same period of 2015. Sales and marketing expenses increased $541,000 to approximately $1.8 million, compared to approximately $1.2 million in the three months ended March 31, 2015. Research and development expenses decreased $199,000 to approximately $2.3 million, compared to approximately $2.5 million for the same quarter in 2015. General and administrative expenses decreased $262,000 to approximately $1.3 million, compared to approximately $1.6 million in the first quarter of 2015.

Net loss for the three months ended March 31, 2016, was approximately $4.4 million, or $0.24 per share, compared to a net loss of approximately $4.8 million, or $0.85 per share, in the same period of 2015.

At March 31, 2016, WaferGen had cash and cash equivalents of approximately $10.9 million.

2016 Guidance
WaferGen continues to expect full-year 2016 revenue will be between $12.0 million and $13.0 million.

Conference Call & Webcast
Tuesday, May 10th @ 5pm Eastern:
Domestic:        877-407-6167
International:        201-493-6780
Conference ID:     13635406
Webcast:        http://public.viavid.com/index.php?id=119193

Replays, available through May 24:
Toll-Free:        877-870-5176
International:        858-384-5517
Conference ID:     13635406

About WaferGen
WaferGen Bio-systems, Inc. is a biotechnology company that offers innovative genomic technology solutions for single-cell analysis and clinical research. The ICELL8™ Single-Cell System is a cutting edge platform which can isolate thousands of single cells and processes specific cells for analysis, including Next Generation Sequencing (“NGS”). The system has demonstrated unbiased isolation of up to 1,800 single cells ranging from 5-100 µm in size on a single chip, including single cells from solid tumors, brain cells, pulmonary airway cells, and multiple cell lines. The SmartChip™ platform can be used for profiling and validating molecular biomarkers, and can perform massively parallel singleplex PCR for one-step target enrichment and library preparation for clinical NGS. The Apollo 324™ system can be used to process DNA and RNA from clinical samples to NGS-ready libraries. These technologies offer a powerful set of tools for biological analysis at the molecular and single cell level in the life sciences, pharmaceutical, and clinical laboratory industries.

For additional information, please see http://www.wafergen.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses, expected cash usage, our expectations regarding our development of future products including single cell analysis technologies and our expectations concerning our competitive position and business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

INVESTOR CONTACTS:

LifeSci Advisors, LLC
Brian Ritchie
BRitchie@LifeSciAdvisors.com

WaferGen Bio-systems, Inc.
Rollie Carlson
Rollie.Carlson@wafergen.com

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenue:
Product	$1,888	$1,021
License and royalty	42	125
Total revenue	1,930	1,146
Cost of product revenue	854	414
Gross profit	1,076	732
Operating expenses:
Sales and marketing	1,774	1,233
Research and development	2,272	2,471
General and administrative	1,340	1,602
Total operating expenses	5,386	5,306
Operating loss	(4,310)	(4,574)
Other income and (expenses):
Interest expense, net	(107)	(106)
Gain (loss) on revaluation of warrant derivative liabilities, net	2	(64)
Miscellaneous income (expense)	21	(60)
Total other income and (expenses)	(84)	(230)
Net loss before provision for income taxes	(4,394)	(4,804)
Provision for income taxes	14	2
Net loss	$(4,408)	$(4,806)
Net loss per share - basic and diluted	$(0.24)	$(0.85)
Shares used to compute net loss per share - basic and diluted	18,732	5,660

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2016	December 31, 2015
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$10,882	$15,236
Accounts receivable	2,280	2,201
Inventories	1,864	1,998
Prepaid expenses and other current assets	532	404
Total current assets	15,558	19,839
Property and equipment, net	1,173	1,052
Goodwill	990	990
Intangible assets, net	807	912
Other assets	138	80
Total assets	$18,666	$22,873
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,705	$2,029
Accrued payroll and related costs	1,573	1,200
Current portion of long-term debt	182	180
Other current liabilities	897	917
Total current liabilities	4,357	4,326
Long-term debt, net of discount and current portion	2,626	2,570
Deferred income taxes	128	128
Other liabilities	2	152
Total liabilities	7,113	7,176

Stockholders’ equity:
Preferred Stock	2,214	2,214
Common Stock	120,593	120,329
Accumulated deficit	(111,254)	(106,846)
Total stockholders’ equity	11,553	15,697
Total liabilities and stockholders’ equity	$18,666	$22,873